UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2026

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of Registrant as specified in its Charter)

Luxembourg	001-34354	98-0554932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
33, Boulevard Prince Henri
L-1724 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices including zip code)
+352 2060 2055
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ASPS	The Nasdaq Stock Market LLC
Cash Exercise Stakeholder Warrants	ASPSZ	The Nasdaq Stock Market LLC
Net Settle Stakeholder Warrants	ASPSW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying
with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2026, Roland Mueller-Ineichen, a member of the Board of Directors of Altisource Portfolio Solutions S.A. (the “Company”) and Chair of the Audit Committee, notified the Company that he will not stand for re-election at the Company’s 2026 Annual General Meeting of Shareholders. Mr. Mueller-Ineichen will continue to serve as a director and fulfill his responsibilities as Chair of the Audit Committee through the expiration of his current term at that meeting.

Mr. Mueller-Ineichen’s decision not to stand for re-election is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Item 7.01 Regulation FD Disclosure.

During the fourth quarter of 2025, the Company entered into two notable agreements with customers within its higher margin Marketplace business unit (“Hubzu”), part of the Servicer and Real Estate segment. The first agreement relates to the provision of REO asset management and foreclosure auction services to a new residential loan servicer customer. The second agreement relates to the provision of CWCOT first-chance foreclosure auction services to an existing customer. These two wins were significant contributors to Hubzu’s recent inventory growth. As of February 15, 2026, Hubzu’s inventory has grown to approximately 13,500 assets compared to 5,700 assets as of September 30, 2025, representing an increase of approximately 137%. The Company anticipates revenue from these customer wins to grow during the year as REO and foreclosure referrals proceed to sale. The timing and amount of revenue will depend on various factors, including referral volumes, conversion rates and market conditions.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On February 11, 2026, Altisource Solutions, Inc., a wholly owned subsidiary of the Company, entered into a settlement agreement (the “Settlement Agreement”) to resolve the litigation captioned National Fair Housing Alliance, et al. v. Deutsche Bank National Trust Company, et al., pending in the United States District Court for the Northern District of Illinois (the “Litigation”).

The Company recorded a $7.5 million liability in the fourth quarter of 2025 with respect to amounts owed under the Settlement Agreement and associated defense costs (collectively, the “Settlement Costs”). The Settlement Agreement provides for a full release of claims against the defendants and dismissal of the Litigation with prejudice, contains customary terms and conditions, and does not include any admission of liability, fault or unlawful conduct by the defendants.

The Company expects to fund the Settlement Costs from available cash. The Company expects that a significant portion of the Settlement Costs may be eligible for reimbursement under applicable insurance, subject to the terms and conditions of the applicable insurance policies. However, one insurer is disputing the extent of its available insurance coverage. There can be no assurance as to the timing or amount of any such reimbursement, if any.

The Company believes that the settlement is in the best interests of the Company and its stockholders and will allow the Company to avoid the cost, uncertainty, and distraction of continued litigation.

Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected receipt of insurance proceeds to pay a portion of Settlement Costs. These statements are subject to risks and uncertainties, including, without limitation, the terms and conditions of applicable insurance policies. Actual results may differ materially. The Company undertakes no obligation to update these statements except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2026

Altisource Portfolio Solutions S.A.

By:	/s/ Michelle D. Esterman
Name:	Michelle D. Esterman
Title:	Chief Financial Officer